January 2014 Filed pursuant to Rule 433 dated January 17, 2014 relating to Preliminary Pricing Supplement No. 1,243 dated January 17, 2014 to Registration Statement No. 333-178081
STRUCTURED INVESTMENTS
Opportunities in Commodities
Contingent Income Securities due January 31, 2029
Linked to the Performance of West Texas Intermediate Light Sweet Crude Oil With Contingent Coupon Payments Subject to the Downside Threshold Feature and the Payment at Maturity Subject to the Knock-In Feature
Principal at Risk Securities
Unlike ordinary debt securities, the Contingent Income Securities due January 31, 2029 Linked to the Performance of West Texas Intermediate Light Sweet Crude Oil With Contingent Coupon Payments Subject to the Downside Threshold Feature and the Payment at Maturity Subject to the Knock-in Feature, which we refer to as the securities, do not provide for the regular payment of interest or guarantee the return of any principal at maturity.  Instead, the securities offer the opportunity for investors to earn a contingent monthly payment but only if the price of West Texas Intermediate light sweet crude oil (“WTI crude oil”), which we refer to as the commodity price, on the applicable monthly determination date is greater than or equal to 75% of the initial commodity price, which we refer to as the downside threshold level.  However, if the commodity price is less than the downside threshold level on any determination date, you will not receive any contingent monthly payment for that monthly period.  As a result, investors must be willing to accept the risk of not receiving any contingent monthly payments during the entire fifteen-year term of the securities.  In addition, at maturity, if the final commodity price is less than 50% of the initial commodity price, which we refer to as the knock-in level, investors will be exposed to the decline in the price of WTI crude oil and the payment at maturity will be less than 50% of the stated principal amount of the securities and could be zero.  There is no minimum payment at maturity on the securities. Accordingly, investors may lose their entire initial investment in the securities. Investors will not participate in any appreciation of the price of WTI crude oil.  These long-dated securities are for investors who seek an opportunity to earn interest at an above-market rate in exchange for the risk of losing their principal if the price of WTI crude oil is below the knock-in level on the final determination date and the risk of receiving no contingent monthly payment when the price of WTI crude oil on the related determination date is below the downside threshold level.  The securities are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.
All payments are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations, you could lose some or all of your investment.  These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
SUMMARY TERMS
Issuer:	Morgan Stanley
Underlying commodity:	West Texas Intermediate light sweet crude oil
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Pricing date:	January 28, 2014
Original issue date:	January 31, 2014 (3 business days after the pricing date)
Maturity date:	January 31, 2029
Contingent monthly payment:
•  If, on any determination date, the commodity price on such date or the final commodity price, as applicable, is greater than or equal to the downside threshold level, we will pay a contingent monthly payment of $6.0417 (corresponding to approximately 7.25% per annum of the stated principal amount) per security on the related contingent payment date.
•  If, on any determination date, the commodity price on such date or the final commodity price, as applicable, is less than the downside threshold level, no contingent monthly payment will be made with respect to that determination date.

Payment at maturity:	• If the final commodity price is greater than or equal to the downside threshold level:	(i) the stated principal amount plus (ii) the contingent monthly payment with respect to the final determination date
	• If the final commodity price is less than the downside threshold level but greater than or equal to the knock-in level:	(i) the stated principal amount
	• If the final commodity price is less than the knock-in level:	(i) the stated principal amount multiplied by (ii) the commodity performance factor
Commodity performance factor:	The final commodity price divided by the initial commodity price.
Downside threshold level:	75% of the initial commodity price
Knock-in level:	50% of the initial commodity price
Initial commodity price:	The commodity price on the pricing date, subject to adjustments for non-trading days and certain market disruption events
Final commodity price:	The commodity price on the final determination date, subject to adjustments for non-trading days and certain market disruption events
Commodity price:
For any trading day, the official settlement price per barrel of WTI crude oil on the New York Mercantile Exchange (the “NYMEX”) Division of the first nearby month futures contract, stated in U.S. dollars, as made public by the NYMEX Division on such date

Determination dates:
The      day of each month, from and including February    , 2014, to and including January 26, 2029, which we refer to as the final determination date.  The determination dates are subject to postponement due to non-trading days and certain market disruption events.

Contingent payment dates:
The third business day after the related determination date.  If the related determination date is postponed, the contingent payment date will be the third business day after the related determination date as postponed.  No adjustment will be made to any contingent monthly payment postponed due to the postponement of the related determination date.

CUSIP / ISIN::	61762GAW4 / US61762GAW42
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $877.80 per security, or within $30.00 of that estimate. See “Investment Summary” on page 2.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer(2)
Per security	$1,000	$35	$965
Total	$	$	$
(1)
Selected dealers and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC (“MS & Co.”), a fixed sales commission of $35 for each security they sel.  See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	See “Use of proceeds and hedging” on page 8.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement No. 1,243 dated January 17, 2014           Prospectus Supplement dated November 21, 2011
Prospectus dated November 21, 2011

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Contingent Income Securities due January 31, 2029
Linked to the Performance of West Texas Intermediate Light Sweet Crude Oil With Contingent Coupon Payments Subject to the Downside Threshold Feature and the Payment at Maturity Subject to the Knock-In Feature
Principal at Risk Securities

Investment Summary

Contingent Income Securities
Principal at Risk Securities

The Contingent Income Securities due January 31, 2029 Linked to the Performance of West Texas Intermediate Light Sweet Crude Oil With Contingent Coupon Payments Subject to the Downside Threshold Feature and the Payment at Maturity Subject to the Knock-in Feature, which we refer to as the securities, provide an opportunity for investors to earn a contingent monthly payment, which is an amount equal to $6.0417 (corresponding to approximately 7.25% per annum of the stated principal amount) per security but only if the price of West Texas Intermediate light sweet crude oil (“WTI crude oil”), which we refer to as the commodity price, on the applicable monthly determination date is greater than or equal to 75% of the initial commodity price, which we refer to as the downside threshold level.  The monthly determination dates are the      day of each month, from and including February    , 2014, to and including January 26, 2029, subject to postponement for non-trading days or certain market disruption events.  The contingent monthly payments, if any, will be payable on the relevant contingent payment date, which is the third business day after the related determination date.  It is possible that the commodity price could remain below the downside threshold level for extended periods of time or even throughout the entire term of the securities so that you may receive few or no contingent monthly payments during the entire term of the securities.

If the final commodity price is greater than or equal to the downside threshold level, investors will receive at maturity the stated principal amount plus the contingent monthly payment with respect to the final determination date.  If the final commodity price is less than the downside threshold level but greater than or equal to the knock-in level of 50% of the initial commodity price, investors will receive at maturity the stated principal amount.  If the final commodity price is less than the knock-in level, investors will be exposed to the decline in the price of WTI crude oil, as compared to the initial commodity price, on a 1 to 1 basis and will receive at maturity an amount of cash that is less than the stated principal amount in proportion to the decline in the price of WTI crude oil.  Under this scenario, the value of any such payment will be less than 50% of the stated principal amount of the securities and could be zero.  Investors in the securities must be willing to accept the risk of losing their entire principal and also the risk of not receiving any contingent monthly payments.  In addition, investors will not participate in any appreciation of the price of WTI crude oil.

The original issue price of each security is $1,000.  This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000.  We estimate that the value of each security on the pricing date will be approximately $877.80, or within $30.00 of that estimate.  Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprises both a debt component and a performance-based component linked to the underlying commodity.  The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying commodity, instruments based on the underlying commodity, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the contingent monthly payment, the downside threshold level and the knock-in level, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying commodity, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying commodity, and to our secondary market credit spreads, it would do so based on values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

January 2014	Page 2

Contingent Income Securities due January 31, 2029
Linked to the Performance of West Texas Intermediate Light Sweet Crude Oil With Contingent Coupon Payments Subject to the Downside Threshold Feature and the Payment at Maturity Subject to the Knock-In Feature
Principal at Risk Securities

Underlying Commodity Overview

WTI crude oil is used as a refined product primarily as transport fuel, industrial fuel and in-home heating fuel.  The price of WTI crude oil to which the return on the notes is linked is based on the official settlement price per barrel of West Texas Intermediate light sweet crude oil on the NYMEX Division of the first nearby month futures contract, stated in U.S. dollars, as made public by the NYMEX Division on such date.

Underlying commodity information as of January 15, 2014
	Bloomberg Ticker Symbol*	Current Price	52 Weeks Ago	52 Week High	52 Week Low
West Texas Intermediate Light Sweet Crude Oil (in U.S. dollars)	CL1	$94.17	$93.28	$110.53 (on 9/8/2013)	$86.68 (on 4/17/2013)

* The Bloomberg ticker symbol is being provided for reference purposes only.  The commodity price on any trading day will be determined based on the price published by the NYMEX Division.

* The black dashed line in the graph indicates the hypothetical downside threshold level and the red solid line indicates the hypothetical knock-in level, in each case, assuming the commodity price on January 15, 2014 were the initial commodity price.

January 2014	Page 3

Contingent Income Securities due January 31, 2029
Linked to the Performance of West Texas Intermediate Light Sweet Crude Oil With Contingent Coupon Payments Subject to the Downside Threshold Feature and the Payment at Maturity Subject to the Knock-In Feature
Principal at Risk Securities

Key Investment Rationale

The securities do not guarantee any repayment of principal at maturity and offer investors an opportunity to earn a contingent monthly payment corresponding to approximately 7.25% per annum of the stated principal amount but only if the commodity price on the applicable monthly determination date or the final commodity price, as applicable, is greater than or equal to 75% of the initial commodity price, which we refer to as the downside threshold level.  The payment at maturity will vary depending on the final commodity price as follows:

Scenario 1: A contingent monthly payment is paid for some or all monthly periods and you receive your principal back at maturity
This scenario assumes that the commodity price is at or above the downside threshold level on some or all of the monthly determination dates, including the final determination date.  Investors receive the contingent monthly payment with respect to each such determination date and the stated principal amount at maturity.

Scenario 2: No contingent monthly payment is paid during the term of the securities or is paid for only a limited number of monthly periods and you receive your principal back at maturity
This scenario assumes that the commodity price is below the downside threshold level on all or nearly all of the monthly determination dates, including the final determination date, but that the commodity price is at or above the knock-in level on the final determination date.  Since the commodity price is below the downside threshold level on all or nearly all of the monthly determination dates, including the final determination date, investors receive contingent monthly payments for only a limited number of contingent payment dates.  At maturity, because the commodity price is at or above the knock-in level on the final determination date, investors receive the stated principal amount.

Scenario 3: No contingent monthly payment is paid during the term of the securities or is paid for only a limited number of monthly periods and your payment at maturity is exposed to the negative performance of the commodity price

This scenario assumes that the commodity price is below the downside threshold level on all or nearly all of the monthly determination dates, including the final determination date, and that the commodity price is below the knock-in level on the final determination date.  Since the commodity price is below the downside threshold level on all or nearly all of the monthly determination dates, including the final determination date, investors receive contingent monthly payments for only a limited number of contingent payment dates.  At maturity, because the commodity price is below the knock-in level on the final determination date, investors receive a payment that is less than 50% of the stated principal amount of the securities and could be zero.

Summary of Selected Key Risks (see page 13)

▪	The securities do not guarantee the return of any principal.

▪	You will not receive any contingent monthly payment for any monthly period where the commodity price on the related determination date is less than the downside threshold level.

▪	The contingent monthly payment, if any, is paid on a monthly basis and is based solely on the price of WTI crude oil on the specified determination dates.

▪	Investors will not participate in any appreciation in the price of WTI crude oil.

▪	The market price will be influenced by many unpredictable factors.

▪	Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally.

▪
Investments linked to a single commodity are subject to sharp fluctuations in commodity prices, and the price of WTI crude oil may change unpredictably and affect the value of the securities in unforeseen ways.

▪	An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities.

▪	Differences between futures prices and the spot price of WTI crude oil may decrease the amount payable at maturity.

▪	Suspension or disruptions of market trading in WTI crude oil futures contracts may adversely affect the value of the securities.

▪	The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.

January 2014	Page 4

Contingent Income Securities due January 31, 2029
Linked to the Performance of West Texas Intermediate Light Sweet Crude Oil With Contingent Coupon Payments Subject to the Downside Threshold Feature and the Payment at Maturity Subject to the Knock-In Feature
Principal at Risk Securities

▪	The securities will not be listed on any securities exchange and secondary trading may be limited.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.

▪
The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us.  Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

▪
The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.

▪	Investing in the securities is not equivalent to investing directly in WTI crude oil or in futures contracts or forward contracts on WTI crude oil.

▪	Legal and regulatory changes could adversely affect the return on and value of your securities.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain.

January 2014	Page 5

Contingent Income Securities due January 31, 2029
Linked to the Performance of West Texas Intermediate Light Sweet Crude Oil With Contingent Coupon Payments Subject to the Downside Threshold Feature and the Payment at Maturity Subject to the Knock-In Feature
Principal at Risk Securities

Fact Sheet

The securities offered are unsecured obligations of Morgan Stanley, do not guarantee any repayment of principal at maturity and have the terms described in the accompanying preliminary pricing supplement, prospectus supplement and prospectus.  The securities provide a contingent monthly payment corresponding to approximately 7.25% per annum of the stated principal amount but only if the commodity price on the applicable monthly determination date is greater than or equal to the downside threshold level.  Investors must be willing to accept the risk of not receiving any contingent monthly payments and also the risk of receiving less than their initial investment at maturity, which will occur if the final commodity price is less than the knock-in level.  Under this scenario, you could lose your entire investment. The securities are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the securities are subject to the credit risk of Morgan Stanley.
Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
January 28, 2014	January 31, 2014 (3 business days after the pricing date)	January 31, 2029, subject to postponement as described below
Key Terms
Issuer:	Morgan Stanley
Underlying commodity:	West Texas Intermediate light sweet crude oil
Aggregate principal amount:	$
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Denominations:	$1,000 per security and integral multiples thereof
Contingent monthly payment:
▪  If, on any determination date, the commodity price on such date or the final commodity price, as applicable, is greater than or equal to the downside threshold level, we will pay a contingent monthly payment of $6.0417 (corresponding to approximately 7.25% of the stated principal amount) per security on the related contingent payment date.
▪  If, on any determination date, the commodity price on such date or the final commodity price, as applicable, is less than the downside threshold level, no contingent monthly payment will be made with respect to that determination date.

Record date:
One business day prior to the related scheduled contingent payment date; provided that any contingent monthly payment payable at maturity shall be payable to the person to whom the payment at maturity shall be payable.

Payment at maturity:	▪ If the final commodity price is greater than or equal to the downside threshold level:	(i) the stated principal amount plus (ii) the contingent monthly payment with respect to the final determination date
	▪ If the final commodity price is less than the downside threshold level but greater than or equal to the knock-in level:	(i) The stated principal amount
	▪ If the final commodity price is less than the downside threshold level:	(i) the stated principal amount multiplied by (ii) the commodity performance factor
Commodity performance factor:	The final commodity price divided by the initial commodity price.
Downside threshold level:	75% of the initial commodity price
Knock-in level:	50% of the initial commodity price
Initial commodity price:	The commodity price on the pricing date, subject to adjustments for non-trading days and certain market disruption events
Final commodity price:	The commodity price on the final determination date, subject to adjustments for non-trading days and certain market disruption events
Commodity price:
For any trading day, the official settlement price per barrel of WTI crude oil on the New York Mercantile Exchange (the “NYMEX”) Division of the first nearby month futures contract, stated in U.S. dollars, as made public by the NYMEX Division on such date

Determination dates:
The      day of each month, from and including February    , 2014, to and including January 26, 2029, which we refer to as the final determination date.  The determination dates are subject to postponement due to non-trading days and certain market disruption events.

Contingent payment dates:
With respect to each determination date other than the final determination date, the third business day after the related determination date.  The payment of the contingent monthly payment, if any, with respect to the final determination date will be made on the maturity date.  If the related determination date is postponed, the contingent payment date will be the third business day after the related determination date as postponed.  No adjustment will be made to any contingent monthly payment postponed due to the postponement of the related determination date.

Postponement of maturity date:
If the final determination date is postponed due to a market disruption event, a non-trading day, or otherwise, such that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following that final determination date as postponed.  No adjustment will be made to any contingent monthly payment as a result of the postponement of the related contingent payment date.

Risk factors:	Please see “Risk Factors” beginning on page 13.

January 2014	Page 6

Contingent Income Securities due January 31, 2029
Linked to the Performance of West Texas Intermediate Light Sweet Crude Oil With Contingent Coupon Payments Subject to the Downside Threshold Feature and the Payment at Maturity Subject to the Knock-In Feature
Principal at Risk Securities

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	61762GAW4
ISIN:	US61762GAW42
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities offered under this document and is superseded by the following discussion.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the securities or instruments that are similar to the securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein.  We intend to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a contingent monthly payment that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting.  In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

Assuming this treatment of the securities is respected, the following U.S. federal income tax consequences should result based on current law:

▪  Any contingent monthly payment on the securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

▪  Upon sale, exchange or settlement of the securities, a U.S. Holder should generally recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if the U.S. Holder has held the securities for more than one year, and short-term capital gain or loss otherwise.

Non-U.S. Holders should note that we currently intend to withhold on any contingent monthly payment paid to Non-U.S. Holders generally at a rate of 30%, or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision, and will not be required to pay any additional amounts with respect to amounts withheld.  Please read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws

January 2014	Page 7

Contingent Income Securities due January 31, 2029
Linked to the Performance of West Texas Intermediate Light Sweet Crude Oil With Contingent Coupon Payments Subject to the Downside Threshold Feature and the Payment at Maturity Subject to the Knock-In Feature
Principal at Risk Securities

of any state, local or foreign taxing jurisdiction.  Additionally, any consequences resulting from the Medicare tax on investment income are not discussed in this document or the accompanying preliminary pricing supplement.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying preliminary pricing supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley Capital Group Inc.
Use of proceeds and hedging:
The proceeds we receive from the sale of the securities will be used for general corporate purposes.  We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the Agent’s commissions.  The costs of the securities borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the securities, by entering into hedging transactions with our subsidiaries and/or third party dealers. We expect our hedging counterparties to take positions in futures contracts on the underlying commodity or positions in any other available instruments that we they wish to use in connection with such hedging.  Such purchase activity could potentially increase the initial commodity price, and, as a result, could increase the downside threshold level and knock-in level, which would reduce the probability of your receiving contingent monthly payments and your principal back at maturity.  We cannot give any assurance that our hedging activities will not affect the commodity price and, therefore, adversely affect the value of the securities or the payment you will receive at maturity.  For further information on our use of proceeds and hedging, see “Description of Securities––Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the

January 2014	Page 8

Contingent Income Securities due January 31, 2029
Linked to the Performance of West Texas Intermediate Light Sweet Crude Oil With Contingent Coupon Payments Subject to the Downside Threshold Feature and the Payment at Maturity Subject to the Knock-In Feature
Principal at Risk Securities

Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments.  The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities.  The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)   the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)  we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)   our interests are adverse to the interests of the purchaser or holder; and

(v)   neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well

January 2014	Page 9

Contingent Income Securities due January 31, 2029
Linked to the Performance of West Texas Intermediate Light Sweet Crude Oil With Contingent Coupon Payments Subject to the Downside Threshold Feature and the Payment at Maturity Subject to the Knock-In Feature
Principal at Risk Securities

as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:
Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent, a fixed sales commission of $35 for each security they sell.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities. When MS & Co. prices this offering of securities, it will determine the economic terms of the securities such that for each security the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” and “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the securities.  We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

January 2014	Page 10

Contingent Income Securities due January 31, 2029
Linked to the Performance of West Texas Intermediate Light Sweet Crude Oil With Contingent Coupon Payments Subject to the Downside Threshold Feature and the Payment at Maturity Subject to the Knock-In Feature
Principal at Risk Securities

Hypothetical Examples

The following hypothetical examples are for illustrative purposes only.  Whether you receive a contingent monthly payment will be determined on each monthly determination date and the payment at maturity, if any, will be determined on the final determination date.  The actual initial commodity price and downside threshold level will be determined on the pricing date.  Any payment on the securities is subject to the credit risk of Morgan Stanley.  The numbers in the hypothetical examples may be rounded for ease of analysis.  The below examples are based on the following terms:

Hypothetical Initial Commodity Price:	$100
Hypothetical Downside Threshold Level:	$75 (75% of the hypothetical initial commodity price)
Hypothetical Knock-in Level:	$50 (50% of the hypothetical initial commodity price)
Contingent Monthly Payment:	$6.0417 (corresponding to approximately 7.25% per annum of the stated principal amount) per security
Stated Principal Amount:	$1,000 per security
Total Number of Determination Dates:	180

Example 1.  On 3 determination dates prior to the final determination date, the commodity price is greater than or equal to the downside threshold level of $75, and the commodity price on each other determination date prior to the final determination date is less than the downside threshold level of $75.  Therefore, you would receive the contingent monthly payment of $6.0417 with respect to those 3 determination dates, totaling $6.0417 x 3 = $18.1251.  On the final determination date, the commodity price is $40, which is less than the downside threshold level.  Therefore, you would not receive a contingent monthly payment with respect to the final determination date.  In addition, the final commodity price of $40 is less than the knock-in level of $50.  Therefore, with respect to the final determination date, you would receive a payment equal to the product of the stated principal amount and the commodity performance factor, calculated as follows:

stated principal amount x (final commodity price / initial commodity price) = $1,000 x ($40 / $100) = $400

The total payment over the term of the securities is $18.1251 + $400 = $418.13 per security.

Example 2.  On 68 determination dates prior to the final determination date, the commodity price is greater than or equal to the downside threshold level of $75, and the commodity price on each other determination date prior to the final determination date is less than the downside threshold level of $75.  Therefore, you would receive the contingent monthly payment of $6.0417 with respect to those 68 determination dates, totaling $6.0417 x 68 = $410.8356.  On the final determination date, the commodity price is $30, which is less than the downside threshold level.  Therefore, you would not receive a contingent monthly payment with respect to the final determination date.  In addition, the final commodity price of $30 is less than the knock-in level of $50.  Therefore, with respect to the final determination date, you would receive a payment equal to the product of the stated principal amount and the commodity performance factor, calculated as follows:

stated principal amount x (final commodity price / initial commodity price) = $1,000 x ($30 / $100) = $300

The total payment over the term of the securities is $410.8356 + $300 = $710.84 per security.

Example 3.  On 68 determination dates prior to the final determination date, the commodity price is greater than or equal to the downside threshold level of $75, and the commodity price on each other determination date prior to the final determination date is less than the downside threshold level of $75.  Therefore, you would receive the contingent monthly payment of $6.0417 with respect to those 68 determination dates, totaling $6.0417 x 68 = $410.8356.  On the final determination date, the commodity price is $70, which is less than the downside threshold level.  Therefore, you would not receive a contingent monthly payment with respect to the final determination date.  However, the final commodity price of $70 is greater than the knock-in level of $50.  Therefore, with respect to the final determination date, you would receive a payment equal to the stated principal amount, and no contingent monthly payment would be payable in respect of such final determination date.

The total payment over the term of the securities is $410.8356 + $1,000 = $1,410.84 per security.

Example 4.  On 68 determination dates prior to the final determination date, the commodity price is greater than or equal to the downside threshold level of $75, and the commodity price on each other determination date prior to the final determination date is less than the downside threshold level of $75.  Therefore, you would receive the contingent monthly payment of $6.0417 with respect to those 68 determination dates, totaling $6.0417 x 68 = $410.8356.  On the final determination date, the commodity price is $80, which is greater than the downside threshold level.  Therefore, you would receive a contingent monthly payment with respect to the final determination date.  In addition, the final commodity price of $80 is greater than the knock-in level of $50.  Therefore, with respect to the final determination date, you would receive a payment equal to the sum of the stated principal amount and the contingent monthly payment, calculated as follows:

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Contingent Income Securities due January 31, 2029
Linked to the Performance of West Texas Intermediate Light Sweet Crude Oil With Contingent Coupon Payments Subject to the Downside Threshold Feature and the Payment at Maturity Subject to the Knock-In Feature
Principal at Risk Securities

stated principal amount + contingent monthly payment = $1,000 + $6.0417 = $1,006.0417

The total payment over the term of the securities is $410.8356 + $1,006.0417 = $1,416.88 per security.

Example 5.  On each determination date prior to the final determination date, the commodity price is greater than or equal to the downside threshold level of $75.  Therefore, you would receive the contingent monthly payment of $6.0417 with respect to each such determination date, totaling $6.0417 x 179 = $1,081.4643.  On the final determination date, the commodity price is $85, which is greater than the downside threshold level.  Therefore, you would receive a contingent monthly payment with respect to the final determination date.  In addition, the final commodity price of $85 is greater than the knock-in level of $50.  Therefore, with respect to the final determination date, you would receive a payment equal to the sum of the stated principal amount and the contingent monthly payment, calculated as follows:

stated principal amount + contingent monthly payment = $1,000 + $6.0417 = $1,006.0417

The total payment over the term of the securities is $1,081.4643 + $1,006.0417 = $2,087.51 per security.

January 2014	Page 12

Contingent Income Securities due January 31, 2029
Linked to the Performance of West Texas Intermediate Light Sweet Crude Oil With Contingent Coupon Payments Subject to the Downside Threshold Feature and the Payment at Maturity Subject to the Knock-In Feature
Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement and prospectus.  We also urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the securities.

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The securities do not guarantee the return of any principal.  The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest or the return of any of the principal amount at maturity.  Instead, if the final commodity price is less than the knock-in level, you will be exposed to the decline in the commodity price, as compared to the initial commodity price, on a 1 to 1 basis and you will receive for each security that you hold at maturity an amount of cash that is less than the stated principal amount in proportion to the decline in the commodity price.  Under this scenario, the value of any such payment will be less than 50% of the stated principal amount and could be zero.

▪
You will not receive any contingent monthly payment for any monthly period where the commodity price on the related determination date is less than the downside threshold level.  You will receive a contingent monthly payment with respect to a monthly period but only if the commodity price on the related determination date is greater than or equal to the downside threshold level.  If the commodity price remains below the downside threshold level on each determination date over the term of the securities, you will not receive any contingent monthly payments.

▪
The contingent monthly payment, if any, is paid on a monthly basis and is based solely on the price of WTI crude oil on the specified determination dates.  Whether the contingent monthly payment will be made with respect to a determination date will be based on the commodity price on such date or the final commodity price, as applicable.  As a result, you will not know whether you will receive the contingent monthly payment until the related determination date.  Moreover, because the contingent monthly payment is based solely on the commodity price on a specific determination date, if such commodity price is less than the downside threshold level, you will not receive any contingent monthly payment with respect to such determination date, even if the price of WTI crude oil was higher on other days during the term of the securities.

▪
Investors will not participate in any appreciation in the price of WTI crude oil.  Investors will not participate in any appreciation in the price of WTI crude oil from the initial commodity price, and the return on the securities is limited to the contingent monthly payments, if any, that are paid on the securities.  For example, if on the final determination date, the price of WTI crude oil has appreciated 25% from the initial commodity price, the payment at maturity would be limited to the stated principal amount of $1,000 and the contingent monthly payment of $6.0417 (corresponding to approximately 7.25% per annum of the stated principal amount) per security.  Under this scenario, although the price of WTI crude oil has substantially increased, your payment at maturity is not correspondingly increased and at maturity, the securities would only provide for the payment of your initial investment and the contingent monthly payment.

▪
The market price will be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market.  We expect that generally the level of interest rates available in the market and the price of WTI crude oil on any day will affect the value of the securities more than any other factors.  Other factors that may influence the value of the securities include:

o	the market price of WTI crude oil and futures contracts on WTI crude oil and the volatility (frequency and magnitude of changes in price) of such prices;

o	whether or not the commodity price was less than the downside threshold level on any determination date;

o	trends of supply and demand for the WTI crude oil at any time, as well as the effects of speculation or any government actions that could affect the markets for the WTI crude oil;

o	interest and yield rates in the market;

o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying commodity or commodities markets generally and which may affect the price of WTI crude oil;

o	the time remaining until the maturity of the securities;

o	the availability of comparable instruments; and

January 2014	Page 13

Contingent Income Securities due January 31, 2029
Linked to the Performance of West Texas Intermediate Light Sweet Crude Oil With Contingent Coupon Payments Subject to the Downside Threshold Feature and the Payment at Maturity Subject to the Knock-In Feature
Principal at Risk Securities

o	any actual or anticipated changes in our credit ratings or credit spreads

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity.  Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above.  For example, you may have to sell your securities at a substantial loss if the price of WTI crude oil at the time of sale is at or below its initial price and especially if the commodity price has decreased below the downside threshold level or it is believed to be likely to do so in light of the then-current price of WTI crude oil.

You cannot predict the future prices of WTI crude oil based on its historical prices.  The commodity price may be less than the downside threshold level on any determination date during the period from but excluding the pricing date to and including the final determination date such that you would not be entitled to receive a contingent monthly payment in respect of such determination dates.  In addition, there can be no assurance that the final commodity price will be greater than the knock-in level on the final determination date so that you would receive at maturity an amount equal to the stated principal amount of the securities, and you may lose some or all of your investment at maturity.  See “Historical Information” on page 17.

▪
Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally.   The payment at maturity is linked exclusively to the price of WTI crude oil and not to a diverse basket of commodities or a broad-based commodity index.  The price of WTI crude oil may not correlate to, and may diverge significantly from, the prices of commodities generally.   Because the securities are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index.  The price of WTI crude oil may be, and has recently been, highly volatile, and we can give you no assurance that the volatility will lessen.

▪
Investments linked to a single commodity are subject to sharp fluctuations in commodity prices, and the price of WTI crude oil may change unpredictably and affect the value of the securities in unforeseen ways.  Investments, such as the securities, linked to the price of a single commodity such as WTI crude oil are subject to significant fluctuations in the price of the commodity over short periods due to a variety of factors.  Demand for refined petroleum products by consumers, as well as by the agricultural, manufacturing and transportation industries, affects the price of crude oil.  Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel.  Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels.  Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions.  Demand is also influenced by government regulations, such as environmental or consumption policies.  In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity, developments in production technology such as fracking and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world.  Such events tend to affect oil prices worldwide, regardless of the location of the event.  Supply for crude oil may increase or decrease depending on many factors.  These include production decisions by the Organization of the Petroleum Exporting Countries and other crude oil producers.  In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable.  Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.  WTI crude oil is also subject to the risk that it has demonstrated a lack of correlation with world crude oil prices due to structural differences between the U.S. market for crude oil and the international market for crude oil.  As a result, the price of WTI crude oil may be more volatile than world crude oil prices generally.  See “Historical Information” on page 17.

▪
An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities.  The securities have returns based on the change in price of futures contracts on the underlying commodity, not the change in the spot price of actual physical commodity to which such futures contracts relate.  The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the price of a physical commodity reflects the value of such commodity upon immediate delivery, which is referred to as the spot price.  Several factors can result in differences between the price of a commodity futures contract and the spot price of a commodity, including the cost of storing such commodity for the length of the futures contract, interest costs related to financing the purchase of such commodity and expectations of supply and demand for such commodity.  While the changes in the price of a futures contract are usually correlated with the changes in the spot price, such correlation is not exact.  In some cases, the performance of a commodity futures contract can deviate significantly from the spot price performance of the related underlying commodity, especially over longer periods of time.  Accordingly, investments linked to the return of commodities futures contracts may underperform similar investments that reflect the spot price return on physical commodities.

January 2014	Page 14

Contingent Income Securities due January 31, 2029
Linked to the Performance of West Texas Intermediate Light Sweet Crude Oil With Contingent Coupon Payments Subject to the Downside Threshold Feature and the Payment at Maturity Subject to the Knock-In Feature
Principal at Risk Securities

Differences between futures prices and the spot price of WTI crude oil may decrease the amount payable at maturity.  The initial commodity price and final commodity price that are used to determine the payment at maturity on the securities are determined by reference to the settlement price of the first nearby month futures contract for WTI crude oil on the pricing date and valuation date, respectively, and will not therefore reflect the spot price of WTI crude oil on such dates.  The market for futures contracts on WTI crude oil has experienced periods of backwardation, in which futures prices are lower than the spot price, and periods of contango, in which futures prices are higher than the spot price.  If the contract is in backwardation on the pricing date or in contango on the valuation date, the amount payable at maturity on the securities will be less than if the initial WTI crude oil price or final WTI crude oil price, respectively, was determined with reference to the spot price.

▪
Suspension or disruptions of market trading in WTI crude oil futures contracts may adversely affect the value of the securities.  The futures market for WTI crude oil is subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, the contract is listed on the NYMEX.  NYMEX has limits on the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  The current maximum daily price fluctuation for futures contracts of WTI crude oil is $10 per barrel for any particular month of delivery.  If any contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes, the limit is expanded by $10 per barrel in either direction. If another halt is triggered, the market would continue to be expanded by $10 per barrel in either direction after each successive five-minute trading halt.  There are no maximum price fluctuation limits during any one trading session.  Fluctuation limits will have the effect of precluding trading in the contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the value of WTI crude oil futures contracts and, therefore, the value of the securities.

▪
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities on each contingent payment date or at maturity, and therefore you are subject to the credit risk of Morgan Stanley.  The securities are not guaranteed by any other entity.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

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The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities..  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.  One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to WTI crude oil), including trading in futures contracts on WTI crude oil, and possibly in other instruments related to WTI crude oil.  Some of our subsidiaries also trade WTI crude oil and other financial instruments related to WTI crude oil on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial commodity price and, as a result, could increase the downside threshold level and knock-in level, which would reduce the probability of your receiving contingent monthly payments and your principal back at maturity.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the commodity price, and whether the commodity price is less than the downside threshold level on any determination date

January 2014	Page 15

Contingent Income Securities due January 31, 2029
Linked to the Performance of West Texas Intermediate Light Sweet Crude Oil With Contingent Coupon Payments Subject to the Downside Threshold Feature and the Payment at Maturity Subject to the Knock-In Feature
Principal at Risk Securities

during the period from but excluding the pricing date to and including the final determination date and whether the commodity price is less than the knock-in level on the final determination date, and, accordingly, the amount of cash you will receive upon a sale of the securities or at maturity, if any.

▪
The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us.  Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying commodity, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

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The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.  These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.  As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities.  In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.  See also “The market price will be influenced by many unpredictable factors” above.

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The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, Morgan Stanley Capital Group Inc. will determine the initial commodity price, the downside threshold level, the knock-in level, the commodity price on each determination date, including the final commodity price, whether the commodity price is less than the downside threshold level on any determination date, whether the commodity price is less than the knock-in level on the final determination date and whether a market disruption event has occurred and will calculate the amount of cash, if any, you will receive at maturity.  Any of these determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or calculation of any commodity price in the event of a market disruption event, may adversely affect the payout to you at maturity, if any.  In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

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Investing in the securities is not equivalent to investing directly in WTI crude oil or in futures contracts or forward contracts on WTI crude oil.  Investing in the securities is not equivalent to investing directly in WTI crude oil or in futures contracts or in forward contracts on WTI crude oil.  By purchasing the securities, you do not purchase any entitlement to WTI crude oil or futures contracts or forward contracts on WTI crude oil.  Further, by purchasing the securities, you are taking credit risk to Morgan Stanley and not to any counter-party to futures contracts or forward contracts on WTI crude oil.

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Legal and regulatory changes could adversely affect the return on and value of your securities. Futures contracts and options on futures contracts, including those related to the underlying commodities or the index

January 2014	Page 16

Contingent Income Securities due January 31, 2029
Linked to the Performance of West Texas Intermediate Light Sweet Crude Oil With Contingent Coupon Payments Subject to the Downside Threshold Feature and the Payment at Maturity Subject to the Knock-In Feature
Principal at Risk Securities

commodities, are subject to extensive statutes, regulations, and margin requirements.  The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading.  Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period.  These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts.  The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action.  In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general.  The effect on the value of the securities of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the securities.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in futures contracts on a commodity, options on such futures contracts and swaps that are economically equivalent to such contracts.  The CFTC adopted interim and final position limits that would have applied to a party’s combined futures, options and swaps position in any one of 28 physical commodities and economically equivalent futures, options and swaps.  These limits would have, among other things, expanded existing position limits applicable to options and futures contracts to apply to swaps and applied them across affiliated and controlled entities and accounts.  The CFTC’s position limit rules were due to take effect on October 12, 2012, but the U.S. District Court for the District of Columbia vacated the position limit rules and remanded them to the CFTC.  The CFTC has appealed the court’s decision.  If position limit rules are ultimately upheld in an appeal or if substantially similar rules are adopted and implemented by the CFTC, such rules could interfere with our ability to enter into or maintain hedge positions in instruments subject to the limits, and consequently, we may need to decide, or be forced, to sell a portion, possibly a substantial portion, of our hedge position in such underlying commodity or futures contracts on such underlying commodity or related contracts.  Similarly, other market participants would be subject to the same regulatory issues and could decide, or be required to, sell their positions in such underlying commodity or futures contracts on such underlying commodity or related contracts.  While the effect of these or other regulatory developments are difficult to predict, if this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in the price of such underlying commodity or futures contracts on such underlying commodity and therefore, the value of the securities.

▪
The U.S. federal income tax consequences of an investment in the securities are uncertain.  Please read the discussion under “Fact Sheet—General Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities.  If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments.  In that event, U.S. Holders could be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance (as adjusted based on the difference, if any, between the actual and the projected amount of any contingent payments on the securities) and recognize all income and gain in respect of the securities as ordinary income.  Because a security provides for the return of principal except where the final commodity price has declined below the knock-in level, the risk that a security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument is higher than with other commodity-linked securities that do not contain similar provisions.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the securities are the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax.  Non-U.S. Holders should note that we currently intend to withhold on any contingent monthly payment paid to Non-U.S. Holders generally at a rate of 30%, or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision, and will not be required to pay any additional amounts with respect to amounts withheld.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences

January 2014	Page 17

Contingent Income Securities due January 31, 2029
Linked to the Performance of West Texas Intermediate Light Sweet Crude Oil With Contingent Coupon Payments Subject to the Downside Threshold Feature and the Payment at Maturity Subject to the Knock-In Feature
Principal at Risk Securities

of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

January 2014	Page 18

Contingent Income Securities due January 31, 2029
Linked to the Performance of West Texas Intermediate Light Sweet Crude Oil With Contingent Coupon Payments Subject to the Downside Threshold Feature and the Payment at Maturity Subject to the Knock-In Feature
Principal at Risk Securities

Historical Information

The following table sets forth the published high and low commodity prices, as well as end-of-quarter commodity prices, for the underlying commodity for each quarter in the period from January 1, 2009 through January 15, 2014.  The commodity price on January 15, 2014 was $94.17.  We obtained the information in the table from Bloomberg Financial Markets, without independent verification.  The historical performance of the underlying commodity should not be taken as an indication of its future performance.

West Texas Intermediate Light Sweet Crude Oil (in U.S. dollars per barrel)	High ($)	Low ($)	Period End ($)
2009
First Quarter	54.34	33.98	49.66
Second Quarter	72.68	45.88	69.89
Third Quarter	74.37	59.52	70.61
Fourth Quarter	81.37	69.51	79.36
2010
First Quarter	83.76	71.19	83.76
Second Quarter	86.84	68.01	75.63
Third Quarter	82.55	71.63	79.97
Fourth Quarter	91.51	79.49	91.38
2011
First Quarter	106.72	84.32	106.72
Second Quarter	113.93	90.61	95.42
Third Quarter	99.87	79.20	79.20
Fourth Quarter	102.59	75.67	98.83
2012
First Quarter	109.77	96.36	103.02
Second Quarter	106.16	77.69	84.96
Third Quarter	99.00	83.75	92.19
Fourth Quarter	92.48	84.44	91.82
2013
First Quarter	97.94	90.12	97.23
Second Quarter	98.44	86.68	96.56
Third Quarter	110.53	97.99	102.33
Fourth Quarter	104.10	92.30	98.42
2014
First Quarter (through January 15, 2014)	98.42	91.66	94.17

January 2014	Page 19